Exhibit (c) (6)

CONFIDENTIAL – PRELIMINARY DRAFT Project Aurora Special Committee Discussion Material Strictly Private and Confidential Goldman Sachs (Asia) LLC May 2013

CONFIDENTIAL – PRELIMINARY DRAFT Disclaimer Goldman Sachs (Asia) L.L.C. (“GS”) has prepared and provided these materials and GS’s related presentation (the “Confidential Information”) solely for the information and assistance of the Special Committee of the Board of Directors (the “Special Committee”) of Aurora (the “Company”) in connection with its consideration of the matters referred to herein. Without GS’s prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything herein to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GS imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and GS, on the other hand. GS and its affiliates are engaged in investment banking, commercial banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GS and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for their own account and for the accounts of their customers. The Confidential Information has been prepared and based on information obtained by GS from publicly available sources, the Company’s management and/or other sources. In preparing the Confidential Information, GS has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by GS, and GS does not assume any liability for any such information discussed with or reviewed by GS. GS has assumed that all forecasts provided to, discussed with or reviewed by GS have been reasonably prepared and reflect the best currently available estimates and judgments of the Company. GS does not provide accounting, tax, legal or regulatory advice. GS’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and GS does not assume responsibility if future results are materially different from those forecast. GS has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to GS as of, the date of such Confidential Information and GS assumes no responsibility for updating or revising the Confidential Information.

1

CONFIDENTIAL – PRELIMINARY DRAFT Table of Contents I. Aurora Situation Overview II. Financial Analysis Appendix A: Illustrative Weighted Average Cost of Capital Calculation

CONFIDENTIAL – PRELIMINARY DRAFT I. Aurora Situation Overview

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs

INVESTMENT BANKING DIVISION

Illustrative Offer Price Premium and Multiples

(US$ in millions except per share amounts)

Illustrative Offer Price Premium

	Caesar Final Offer[1]	Caesar Initial Final Offer[1]	Caesar 2nd Round Offer[2]	Current Price[3]
Offer Price per Aurora Shares	**$ 12.00**	**$ 11.50**	**$ 12.50**	**$ 11.68**
% Premium (Discount) to Last Closing Price Prior to Announcement of Caesar Proposal [4]	21.0 %	15.9 %	26.0 %	17.7 %
% Premium (Discount) to Last Closing Price Cited by Caesar [5]	52.3 %	45.9 %	58.6 %	48.2 %
% Premium (Discount) to Current Price[3]	2.7 %	(1.5)%	7.0 %	0.0 %
% Premium (Discount) to 52 Week High	(6.2)%	(10.1)%	(2.3)%	(8.7)%
% Premium (Discount) to 52 Week Low	26.1 %	20.8 %	31.3 %	22.7 %
% Premium (Discount) to 2 Year High	(40.6)%	(43.1)%	(38.1)%	(42.2)%
% Premium (Discount) to 2 Year Low	87.5 %	79.7 %	95.3 %	82.5 %
% Premium (Discount) to 1 Month VWAP	5.4 %	1.0 %	9.7 %	2.5 %
% Premium (Discount) to 3 Month VWAP	5.4 %	1.1 %	9.8 %	2.6 %
Aurora FD Shares Outstanding (mm)[6]	74.7	74.5	74.9	74.6
Aurora Implied Fully-Distributed Equity Value	$ 896.7	$ 856.9	$ 936.4	$ 871.2
Less: Cash & Equivalents[7]	$ 292.4	$ 292.4	$ 292.4	$ 292.4
Add: Minority Interest[7]	$(4.6)	$(4.6)	$(4.6)	$(4.6)
Aurora Implied Enterprise Value	**$ 599.7**	**$ 559.9**	**$ 639.4**	**$ 574.2**
Total Unrestricted Cash per Diluted Shares	$ 3.91	$ 3.92	$ 3.90	$ 3.93

Illustrative Transaction Multiple

	Relevant Aurora Data	Caesar Final Offer[1]	Caesar Initial Final Offer[1]	Caesar 2nd Round Offer[2]	China Peers Comps Median[8]
Enterprise Value/EBITDA					
2012A EBITDA	$ 78.4	7.6 x	7.1 x	8.2 x	5.7 x
IBES Estimates[9]:					
2013E EBITDA	$ 62.6	9.6 x	8.9 x	10.2 x	3.8 x
2014E EBITDA	-	-	-	-	2.8 x
Management Estimates[10]:					
2013E EBITDA	$ 88.5	6.8 x	6.3 x	7.2 x	3.8 x
2014E EBITDA	$ 122.1	4.9 x	4.6 x	5.2 x	2.8 x
P/E Multiple					
2012A EPS	$ 1.16	10.4 x	10.0 x	10.8 x	6.1 x
IBES Estimates[9]:					
2013E EPS	$ 1.16	10.3 x	9.9 x	10.8 x	6.4 x
2014E EPS	$ 1.24	9.7 x	9.3 x	10.1 x	5.3 x
Management Estimates[10]:					
2013E EPS	$1.19	10.2 x	9.7 x	10.6 x	6.4 x
2014E EPS	$1.46	8.2 x	7.9 x	8.6 x	5.3 x

Source: Management projections, IBES and public filings

[1] Caesar's final bid initially was US$11.50 on October 15, 2012, but was increased to US$12.00 on November 12, 2012

[2] Caesar's second round bid was US$12.50 on July 4, 2012

[3] Closing price of US$11.68 as of May 8, 2013

[4] Closing price of US$9.92 as of January 19, 2012

[5] Closing price of US$7.88 as of January 11, 2012

[6] In Caesar's final proposal, the proposal calculates the offer based on Aurora's total basic shares outstanding of 72.5 mm shares and excludes any options. However, the per share calculations in this presentation are based on the diluted shares outstanding calculated by the treasury method

[7] Based on Aurora's March 31, 2013 financial statements; Cash and equivalents include cash and short-term investments

[8] Peer group median of iSoftSone and Pactera. Data as of May 8, 2013. In November 2012, VanceInfo and HiSoft completed merger and listed as Pactera

[9] IBES estimates include 1 broker for 2013E EBITDA, 6 brokers for 2013E EPS and 4 brokers for 2014E EPS, as of May 8, 2013

[10] Includes losses related to overseas business in 2013 and 2014, respectively

Aurora Situation Overview

4

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs

INVESTMENT BANKING DIVISION

Situation Assessment

Trading Performance after Caesar's Initial Proposal


20-Jan-2012
Aurora announced non-binding proposal by Caesar. Bid price was not disclosed. Stock price rose 18.7% in the first day of trading
21-Mar-2012
Special Committee Meeting, closing price at US$13.73 per share
13-Feb-2012
Aurora reports unaudited fourth quarter and full year 2011 results
26-Apr-2012
Aurora reported 1Q12 earning results. Met guidance with non-GAAP net revenue of US$121.2 mm and non-GAAP EPS of US$0.27
Week of 11-Jun-2012
Renewed press rumors that private equity firms are eyeing bids for Aurora
31-Jul-2012
Aurora reported 2Q12 earning results. Met guidance with non-GAAP net revenue of US$124.4 mm and non-GAAP EPS of US$0.26
15-Oct-2012
Caesar Initial Final Round Bid Price: US$11.50
12-Nov-2012
Caesar Revised Final Round Bid Price: US$12.00
27-Apr-2013
Aurora reported 1Q13 earning results. Met guidance with non-GAAP net revenue of US$135.7 mm and exceeded guidance with non-GAAP EPS of US$0.37
12-Jan-2012
Caesar submitted non-binding proposal to Aurora with an offer price of US$12.00 per share in cash
26-Mar-2012
Announced that Special Committee decided to solicit bids
14-May-2012
1st Round Bidding Caesar Bid Price: US$12.00
4-Jul-2012
2nd Round Bidding Caesar Bid Price: US$12.50
31-Oct-2012
Aurora reported 3Q12 earning results. Met guidance with non-GAAP net revenue of US$129.4 mm and non-GAAP EPS of US$0.24
4-Feb-2013
Aurora reported 4Q12 earning results. Met guidance with non-GAAP net revenue of US$165.7 mm and non-GAAP EPS of US$0.41
$20
$18
$16
$14
$12
$10
$8
$6
$4
Closing Price (USD)
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Volume (000)
$11.68
Jan-2012
Mar-2012
Jun-2012
Sep-2012
Nov-2012
Feb-2013
May-2013
Daily from 11-Jan-2012 to 08-May-2013
Volume
Aurora Share Price

Statistic	Value
Average Share Price (US$)	11.43
VWAP (US$)	11.53
ADTV (Shares in thousands)	293
ADTV (US$ in thousands)	3,372

Source: Bloomberg, as of May 8, 2013

Aurora Situation Overview

5

CONFIDENTIAL – PRELIMINARY DRAFT Situation Assessment Stock Price Performance for Last 3 Years 01-Jul-2010 06-Dec-2010 30-Jan-2011 Statistic Share Price (US$) $40 12,000 Aurora completed the Divested Lenovo Announced new share 52 Week High 12.79 acquisition of Legacy with Security Tech (Beijing) repurchase program to 52 Week Low 9.52 US$60 mm cash and 26.8 mm for US$15 mm purchase up to US$60 mm 3 Year High 27.82 shares of common stock 1 Month VWAP 11.40 3 Month VWAP 11.43 10,000 $30 20-Jan-2012 Aurora announced non-binding proposal by Caesar. Bid price 8,000 was not disclosed. Stock price (USD) rose 18.7% in the first day of trading Volume $20 6,000 ing Price (000 Clos ) 4,000 $11.68 $10 Caesar Final Bid = US$12.001 2,000 $0 0 May-2010 Jan-2011 Oct-2011 Jul-2012 Apr-2013 Daily from 07-May-2010 to 08-May-2013 Volume Aurora Share Price Source: Bloomberg, as of May 8, 2013 1 Caesar’s final bid initially was US$11.50 on October 15, 2012, but was increased to US$12.00 on November 12, 2012 Aurora Situation Overview 6

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs | INVESTMENT BANKING DIVISION

Situation Assessment

Performance of Stock Indices After Caesar's Initial Proposal

Performance of Stock Indices Following Announcement of Caesar Initial Proposal[1]


Indexed Price
140%
120%
$9.92
100%
80%
60%
40%
Jan-2012
Apr-2012
Jun-2012
Sep-2012
Nov-2012
Feb-2013
May-2013
22.4%
17.7%
(1.0)%
(46.4)%
Daily from 19-Jan-2012 to 08-May-2013

Implied Aurora Share Price[3]

US$12.14
US$11.68
US$9.82
US$5.32

Performance of Stock Indices After Last Closing Price Cited by Caesar in Initial Bid Letter[2]


Indexed Price
200%
160%
120%
$7.88
80%
40%
Jan-2012
Mar-2012
Jun-2012
Sep-2012
Nov-2012
Feb-2013
May-2013
48.2%
25.9%
(0.9)%
(44.5)%
Daily from 11-Jan-2012 to 08-May-2013
Aurora
Chinese IT Services Companies
China US-Listed4
Nasdaq

Implied Aurora Share Price[3]

US$11.68
US$9.92
US$7.95
US$4.37

Source: Bloomberg, market data as of May 8, 2013

Note: Chinese IT Services Companies Index consists of iSoftStone, VanceInfo and HiSoft prior to HiSoft / VanceInfo merger. Post completion of HiSoft / VanceInfo merger in November 2012, Chinese IT Services Companies Index consists of iSoftStone and Pactera

[1] January 19, 2012 is the last trading day prior to announcement of Caesar's proposal. Share price was US$9.92

[2] January 11, 2012 is the last closing price cited by Caesar in its initial bid proposal. Share price was US$7.88

[3] Implied Aurora share price assuming the stock price mirrors the performance of different indices since the price on the reference date

[4] Bloomberg China US Equity Index as of May 8, 2013

Aurora Situation Overview 7

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs

Situation Assessment

Stock Price Performance after Legacy Merger

INVESTMENT BANKING DIVISION



Indexed Price
220%
190%
160%
130%
100%
70%
40%
10%
01-Jul-2010
Aurora completed the acquisition of Legacy with US$60 mm cash and 26.8 mm shares of common stock
23-May-2011
SEC investigates Longtop about possible accounting irregularities
20-Jan-2012
Aurora announced non-binding proposal by Caesar. Bid price was not disclosed. Stock price rose 18.7% in the first day of trading
12-Nov-2012
Final Round Bidding
Caesar Bid Price: US$12.00[1]
50.7%
18.9%
18.8%
(49.6)%
(62.1)%
May-2010
Nov-2010
May-2011
Nov-2011
May-2012
Nov-2012
May-2013
Daily from 07-May-2010 to 08-May-2013
Aurora
Chinese IT Services Companies[2]
Global IT Services Companies[3]
China US-Listed[4]
Nasdaq

Source: Bloomberg, market data as of May 8, 2013

1 *Caesar's final bid initially was US$11.50 on October 15, 2012, but was increased to US$12.00 on November 12, 2012*

2 *Chinese IT Services Companies Index consists of iSoftStone, VanceInfo and HiSoft prior to HiSoft / VanceInfo merger. Post completion of HiSoft / VanceInfo merger in November 2012, Chinese IT Services Companies Index consists of iSoftStone and Pactera*

3 *Global IT Services Companies Index consists of Amdocs, Comverse Technology, Convergys and CSG International. In February 2013, Verint Systems completed the acquisition of Comverse Technology*

4 *Bloomberg China US Equity Index as of May 8, 2013*

Aurora Situation Overview

8

CONFIDENTIAL – PRELIMINARY DRAFT China GDP Forecast and Carrier Capex China Real GDP Growth Forecast 8.5% 8.6% 8.4% 8.5% 8.5% 8.1% 8.2% 8.2% 8.0% 8.1% 8.1% 7.8% 7.8% 7.9% Caesar Bid 1st Round Bid 2nd Round Bid Final Round Bid May 8, 2013 January 12, 2012 May 14, 2012 July 4, 2012 November 12, 2012 Source: The Economist Intelligence Unit China Carrier Capital Expenditures1 (RMB billion) 353 345 297 286 285 286 286 288 256 255 286 281 285 271 Caesar Bid 1st Round Bid 2nd Round Bid Final Round Bid May 8, 2013 January 12, 2012 May 14, 2012 July 4, 2012 October 15, 2012 2012E 2013E 2014E Source: IBES 1 Based on the IBES estimates for China Mobile, China Unicom and China Telecom Aurora Situation Overview 9

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs

INVESTMENT BANKING DIVISION

Selected Aurora Analyst Views Over Time

Aurora's Analyst Price Targets and EPS Estimates

Aurora Median Analyst Price Targets


$ 14.55
$ 13.00
$ 13.10
$ 12.10
$ 12.35
$ 12.00
$ 11.50
Post 3Q2011 Earnings Announcement on October 31, 2011 (Submission of Caesar Bid letter on January 12, 2012)
Post 4Q2011 Earnings Announcement on February 13, 2012
Post 1Q2012 Earnings Announcement on April 26, 2012 (1st Round Bid May 14, 2012; 2nd Round Bid July 4, 2012)
Post 2Q2012 Earnings Announcement on July 30, 2012 (Final Bid October 15, 2012)
Post 3Q2012 Earnings Announcement on October 31, 2012
Post 4Q2012 Earnings Announcement on February 5, 2013
Post 1Q2013 Earnings Announcement on April 27, 2013

# of Analysts	14	12	11	9	7	8	7

Aurora Median Analyst EPS Estimates


$ 1.85
$ 1.52
$ 1.71
$ 1.43
$ 1.19
$ 1.50
$ 1.27
$ 1.14
$ 1.31
$ 1.14
$ 1.06
$ 1.35
$ 1.24
$ 1.16
$ 1.26
$ 1.18
$ 1.24
$ 1.16
Post 3Q2011 Earnings Announcement on October 31, 2011
Post 4Q2011 Earnings Announcement on February 13, 2012
Post 1Q2012 Earnings Announcement on April 26, 2012
Post 2Q2012 Earnings Announcement on July 30, 2012
Post 3Q2012 Earnings Announcement on October 31, 2012
Post 4Q2012 Earnings Announcement on February 5, 2013
Post 1Q2013 Earnings Announcement on April 27, 2013
2012E
2013E
2014E

Source: Broker research reports

Aurora Situation Overview

10

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs

INVESTMENT BANKING DIVISION

Selected Aurora Research Analyst Views

Research Analysts' Estimates Post 1Q13 Earnings Announcement

Date	Firm	Analyst	Rating	Price Target	Non-GAAP EPS (US$ / Share) 2013E	2014E	2015E	Price Target Methodology
29-Apr-13	**CICC**	Kai Qian Haofei Chen	Buy	$ 16.00	1.12	1.08	NA	15x P/E on 2013E Non-GAAP EPS
29-Apr-13	**DB**	Vivian Hao Alan Hellawell III	Hold	$ 12.10	1.21	1.30	NA	DCF: WACC 13.8% by using Cost of Equity 14.1% with a beta of 1.9, Perpetual Growth Rate 0%. Cost of Debt 7% with target debt / equity ratio of 5/95
1-May-13	**GS**	Sam Li	Not Rated	NA	1.19	1.33	1.40	NA
29-Apr-13	**Jefferies**	Clara Fan Cynthia Meng	Hold	$ 11.00	1.14	1.26	1.46	DCF[1] : WACC 15.5%, Cost of Equity 15.5%, Risk Free Rate 2.6%, Equity Risk Premium 8.9%, Beta 1.5, Terminal Growth Rate 0.5%
7-Feb-13	**Nomura**[2]	Leping Huang David Hao	Hold	$ 12.00	1.20	1.25	1.31	10x P/E on 2013E Non-GAAP EPS
29-Apr-13	**SIG**	Xin Yang James E Friedman	Hold	$ 11.00	1.17	NA	NA	9x P/E on 2013E Non-GAAP EPS
5-Feb-13	**UBS**[2]	Jingjin Wang Mars Cao	Sell	$ 9.00	0.98	0.94	0.90	UBS Value Creation Analysis Model-DCF: WACC 9.9%
Median				**$11.50**	**1.16**	**1.24**	**1.36**	
Management Projections					**1.18**	**1.46**	**1.79**	

Source: Broker research as of May 8, 2013

[1] DCF valuation method disclosed in Jefferies Research Report as February 14, 2012

[2] As of May 8, 2013, Nomura and UBS had not yet published updated price targets or estimates following Aurora's 1Q2013 earning release

Aurora Situation Overview

11

CONFIDENTIAL – PRELIMINARY DRAFT II. Financial Analysis

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs

INVESTMENT BANKING DIVISION

Summary of Financial Analysis

Based on Management Projections

Current Price[1] = $11.68 | Caesar Offer Price = $12.00

		$ Per Share Range (Low)	$ Per Share Range (High)	Summary Illustrative Assumptions
Financial Analysis	Peer Trading Range (2013 P/E – Chinese peers)	$6.51	$8.88	■ Based on Aurora management's 2013E EPS projections and forward trading range of 5.5x – 7.5x for Chinese peers ■ Chinese peers include Pactera and iSoftStone
	Peer Trading Range (2014 P/E – Chinese peers)	$6.56	$8.75	■ Based on Aurora management's 2014E EPS projections and forward trading range of 4.5x – 6.0x for Chinese peers ■ Chinese peers include Pactera and iSoftStone
	PV Future Stock Price	$7.22	$10.38	■ 2015E forward P/E based on Aurora management 2016E EPS projections: 5.5x – 7.5x ■ Cost of equity: 13.0% – 15.0%
	DCF	$10.61	$12.91	■ Based on Aurora management projections from 2013E-2016E ■ WACC of 16.3% – 18.3% ■ Perpetuity growth rate of 0.0% – 4.0%
	LBO Analysis	$8.87	$11.79	■ 20.0 – 25.0% IRR with exit P/E multiple ranging from 5.5x – 7.5x ■ $330 million bank financing loan with Libor + 3.25% interest rate
	Precedent Transactions	$11.28	$12.54	■ LTM EV/EBITDA range between 7.0x – 8.2x based on precedent cash transactions following the Aurora-Legacy merger ■ Based on Aurora's 2012A non-GAAP EBITDA
Additional Financial Analysis	52-Week Trading Range	$9.52	$12.79	■ May 7, 2012 to May 8, 2013 ■ 52 week high at $12.79 on Jun 15, 2012 ■ 52 week low at $9.52 on Jun 5, 2012
	Analyst Price Targets (Post 1Q13 Announcement)	$9.00	$16.00	■ Median: $11.50 (Based on 6 brokers' price target post 1Q2013 earning announcement)

Median = $11.50

Undisturbed Price[2] = $7.88

[1] Stock price as of May 8, 2013

[2] Undisturbed price as of the closing price on January 11, 2012, the last trading day prior to the bid from Caesar on January 12, 2012

Financial Analysis

13

CONFIDENTIAL – PRELIMINARY DRAFT Aurora Peer Trading Range 2013E P/E 10.1 x 9.9 x 10.3 x 10.2 x Median = 6.5 x 6.8 x 6.2 x Aurora Current Price Caesar @ 12.00 Offer Price Pactera iSoftStone 2014E P/E Median = 5.3 x 9.4 x 9.7 x 8 .0 x 8.2 x 5.4 x 5.2 x Aurora Current Price Caesar @ 12.00 Offer Price Pactera iSoftStone IBES Estimates Management Projections Chinese IT Services Companies Source: IBES and management projections Note: Market data as of May 8, 2013. Caesar’s final bid initially was US$11.50 on October 15, 2012, but was increased to US$12.00 on November 12, 2012 Financial Analysis 14

CONFIDENTIAL – PRELIMINARY DRAFT Comparison of Selected Comparable Companies (US$ in millions except per share data) Adjusted Enterprise Closing % of 52 Equity Adjusted Value Multiples (2) Calendarized Price Week Market Enterprise Sales EBITDA EBIT P/E Multiples (2) Company 8-May-2013 High Cap (1) Value (1) 2013 2014 2013 2014 2013 2014 2013 2014 Aurora—Management $ 11.68 90% $ 871 $ 574 1.0 x 0.9 x 6.5 x 4.7 x 6.9 x 5.0 x 9.9 x 8.0 x Aurora—IBES 11.68 90 871 574 0.9 0.8 9.2 NA 8.3 6.1 10.1 9.4 Chinese IT Service Companies Pactera (3) $ 5.16 43% $ 504 $ 300 0.4 x 0.4 x 3.8 x 2.8 x 4.4 x 3.3 x 6.8 x 5.4 x iSoftStone 4.19 51 245 185 0.4 0.3 3.7 NA 3.9 3.4 6.2 5.2 Mean 47% $ 374 $ 243 0.4 x 0.3 x 3.8 x 2.8 x 4.1 x 3.4 x 6.5 x 5.3 x Median 47 374 243 0.4 0.3 3.8 2.8 4.1 3.4 6.5 5.3 Source: IBES 1 Latest publicly available financial statements. Equity Market Cap based on diluted shares outstanding 2 Projected revenues, EBITDA, EBIT, and EPS are based on IBES median estimates and/or other Wall Street research. All research estimates have been calendarized to December 3 In November 2012, VanceInfo and HiSoft completed merger and listed as Pactera Financial Analysis 15

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs

INVESTMENT BANKING DIVISION

Comparable Trading Multiples

Historical 1-Year Forward Trading Multiples

Historical 1-Year Forward P/E

	Period Avg	Max	Median	Min
Aurora	8.8 x	12.6 x	9.4 x	3.9 x
Chinese IT Services Companies[2]	12.3 x	31.3 x	11.3 x	6.4 x


40x
30x
20x
10x
0x
FY1 P/E Multiple
Caesar Final Round Bid¹ = 10.3 x
10.1x
6.5x
May-2011
Nov-2011
May-2012
Nov-2012
May-2013
Daily from 06-May-2011 to 08-May-2013
Aurora
Chinese IT Services Companies²

Historical 1-Year Forward EV/EBITDA

	Period Avg	Max	Median	Min
Aurora	5.8 x	9.0 x	6.1 x	1.8 x
Chinese IT Services Companies[3]	8.3 x	21.3 x	7.7 x	3.0 x


25x
20x
15x
10x
5x
0x
FY1 EBITDA Multiple
Caesar Final Round Bid¹ = 9.6 x
9.2x
3.8x
May-2011
Nov-2011
May-2012
Nov-2012
May-2013
Daily from 06-May-2011 to 08-May-2013
Aurora
Chinese IT Services Companies² ³

Source: Bloomberg, Capital IQ and IBES Estimates. Market data as of May 8, 2013

[1] *Caesar Final Round bid price multiples are based on IBES estimates. Caesar's final bid initially was US$11.50 on October 15, 2012, but was increased to US$12.00 on November 12, 2012*

[2] *Chinese IT Service Companies Index consists of Pactera and iSoftStone*

[3] *From November 13, 2012 to March 13, 2013, IBES did not publish EBITDA estimates for Pactera on a consolidated basis post merger so during that period, only iSoftStone's EV / EBITDA were included*

Financial Analysis

16

CONFIDENTIAL – PRELIMINARY DRAFT Illustrative Public Market Present Value of Future Stock Price Analysis Based on 1 Year Forward P/E Multiples | Management Projections Illustrative Future Value of Share Price1 Illustrative Present Values of 2015 Stock Price2 Illustrative Cost of Equity 13 .0% 13.5% 14.0% 14.5% 15.0% $14.98 $13.42 $12.98 5.5 x $ 7.61 $ 7.51 $ 7.42 $ 7.32 $ 7.22 $11.68 $11.63 6.0 x $ 8.31 $ 8.20 $ 8.09 $ 7.98 $ 7.88 $10.99 ive P/E iple $10.94 6.5 x $ 9.00 $ 8.88 $ 8.76 $ 8.65 $ 8.54 $9.84 Mult $9.48 Illustrat 7.0 x $ 9.69 $ 9.56 $ 9.44 $ 9.32 $ 9.19 $8.02 7.5 x $ 10.38 $ 10.25 $ 10.11 $ 9.98 $ 9.85 Today 2013E 2014E 2015E 5.5x forward P/E 6.5x forward P/E 7.5x forward P/E 2012A – 2016E (US$ per share, US$ mm) 2012A 2013E 2014E 2015E 2016E CAGR Non-GAAP EPS ³ 1.15 1.18 1.46 1.79 2.00 14.7% Note: Non-GAAP adjustments exclude depreciation, amortization and SBC related expenses Source: Management Projections 1 Based on projected non GAAP EPS multiplied by P/E. Share price as of May 8, 2013 2 Present value is discounted to the beginning of 2013. 2016E Non-GAAP Income of $149.0mm. Refer to appendix for illustrative cost of equity calculation 3 Diluted shares outstanding of 74.6 million as of May 8, 2013 Financial Analysis 17

CONFIDENTIAL – PRELIMINARY DRAFT Standalone Illustrative Valuation Analysis Discounted Cash Flow Analyses (US$ in millions except per share data) Assumptions Free Cash Flow Calculation ??Aurora management projections for 2013E Projections to 2016E Terminal ??Assumes statutory PRC tax rate of 25%; 2013E 2014E 2015E 2016E Year from 2013E to 2016E; assumes additional Consolidated Free Cash Flow: Net Revenue (Before 3rd party HW) 595 662 742 816 816 tax savings relating to lower effective PRC % growth 12.3% 11.3% 12.0% 10.0% 10.0% tax rate of 15% due to certain PRC EBITDA 76 108 137 166 166 government subsidies and tax breaks EBITA 70 101 128 156 156 ??Terminal year based on same financial Tax @ 25% statutory tax rate of Domestic figures and assumptions as 2016E, other EBITA (23) (29) (33) (39) (39) than to adjust the changes in WC to reflect Tax-effected EBITA 1 47 71 95 117 117 long-term PGR assumptions and no Depreciation 5 8 9 10 10 additional tax savings from government Capital Expenditures (24) (24) (9) (10) (10) subsidies and tax breaks (Increase)/Decrease in WC (25) (31) (34) (32) (13) Unlevered Free Cash Flow 3 24 61 85 104 ??1Q2013A net cash of $292 mm Domestic Tax Savings: ??All cash flows are discounted to the Domestic EBITA 94 116 134 157 157 beginning of 2013 with mid-year Tax Saving@15% effective tax rate of conversion Domestic EBITA 9 12 13 16—Sensitivity Analysis (Growth Rate and Discount Rate) Illustrative Equity Value Per Share Implied 2016 P/E Multiple % of EV from Terminal Value Perpetuity Growth Rate Perpetuity Growth Rate Perpetuity Growth Rate 0.0% 1.0% 2.0% 3.0% 4.0% 0.0% 1.0% 2.0% 3.0% 4.0% 0.0% 1.0% 2.0% 3.0% 4.0% 16.3% $ 11.61 $ 11.88 $ 12.18 $ 12.52 $ 12.91 16.3% 5.8 x 5.9 x 6.1 x 6.3 x 6.5 x 16.3% 73.8% 74.7% 75.6% 76.6% 77.6% 16.8% $ 11.34 $ 11. $ 11.85 $ 12.16 $ 12.51 16.8% 5.7 x 5.8 x 5.9 x 6.1 x 6.3 x 16.8% 73.1% 74.0% 74.9% 75.8% 76.8 % WACC WACC WACC 17.3% $ 11.08 $ 11.30 $ 11.55 $ 11.83 $ 12.15 17.3% 5.5 x 5.7 x 5.8 x 5.9 x 6.1 x 17.3% 72.5% 73.3% 74.2% 75.1% 76.0% 17.8% $ 10.84 $ 11.04 $ 11.27 $ 11.52 $ 11.81 17.8% 5.4 x 5.5 x 5.6 x 5.8 x 5.9 x 17.8% 71.8% 72.6% 73.5% 74.4% 75.3% 18.3% $ 10.61 $ 10.80 $ 11.01 $ 11.24 $ 11.50 18.3% 5.3 x 5.4 x 5.5 x 5.6 x 5.8 x 18.3% 71.2% 72.0% 72.8% 73.6% 74.5 % Source: Management projections 1 Assumes amortization is non-tax deductible Financial Analysis 18

CONFIDENTIAL – PRELIMINARY DRAFT Illustrative Leveraged Buyout Analysis Assumptions and Sources & Uses (US$ in millions) Assumptions Sources and Uses of Funds ??Assumes purchase price of $12.00 per share ??Source and Uses of funds for HoldCo in US ??Assumes only domestic FCF to be dividended up to HoldCo Sources of Funds — Assumes bond expenses and international portion’s % of operational losses supported by excess onshore cash Amount Sources — Assumes minimum cash requirements of OpCo to be 25% of total OpCo net revenue New Debt 1 $330 35.1% Assumes PRC withholding tax of 10% and incremental Existing Cash $ 25 2.7% US tax of 15% on HoldCo pre-tax income Sponsor Equity $ 584 62.2% ??Assumes issuance of $330 million bank financing loan at interest rate of Libor + 3.25% at the offshore HoldCo Total Sources of Funds $ 939 100.0% Assumes 5-year amortization rate of $110 mm, $42.5 Uses of Funds mm, $42.5 mm, $42.5 mm and $92.5 mm — Assumes $25 million existing cash in HoldCo per % of Amount Sources management discussion — Assumes no existing cash used to pay for transaction Equity Purchase 2 $ 897 95.5% — Fees and Expenses of $18 million Refinance Existing Debt $—0.0% Existing Cash $25 2.7% Fees & Expenses 3 $ 18 1.9% Total Uses of Funds $ 939 100.0% 1$ 330 mm bank loan financing based on buyer’s draft debt commitment letter from its new debt financing sources as of May 7, 2013 2 Assumes fully diluted shares of 74.7 mm 3 Include legal, financing, financial advisory and other fees and expenses in connection with the transaction Financial Analysis 19

CONFIDENTIAL – PRELIMINARY DRAFT Illustrative Leveraged Buyout Analysis Sensitivities of Illustrative Equity Returns to Sponsor Illustrative Equity Multiple Return (Assumes 2015 Exit ¹) P/ E Exit Multiple 5.5 x 6.0 x 6.5 x 7.0x 7.5 x $ 11.0 9.3x 10.3% 14.2% 17.8% 21.2% 24.5% $ 11.5 9.7x 7.8% 11.5% 15.1% 18.4% 21.6% Price / Entry ltiple $ 12.0 10.2x 5.4% 9.1% 12.6% 15.8% 18.9% Purchase Mu $ 12.5 10.6x 3.3% 6.9% 10.3% 13.5% 16.5% $ 13.0 11.0x 1.3% 4.8% 8.1% 11.3% 14.2% Illustrative Sponsor IRR (Assumes 2015 Exit ¹) P/ E Exit Multiple 5.5 x 6.0 x 6.5 x 7.0x 7.5 x $ 11.0 9.3x 1.3 x 1.5 x 1.6 x 1.8 x 1.9 x rice / Entry $ 11.5 9.7x 1.3 x 1.4 x 1.5 x 1.7 x 1.8 x tiple $ 12.0 10.2x 1.2 x 1.3 x 1.4 x 1.6 x 1.7 x P Purchase Mul $ 12.5 10.6x 1.1 x 1.2 x 1.3 x 1.5 x 1.6 x $ 13.0 11.0x 1.0 x 1.2 x 1.3 x 1.4 x 1.5 x Note: Based on Aurora management projections. 1$ 330 mm bank loan financing based on buyer’s draft debt commitment letter from its new debt financing sources as of May 7, 2013 Financial Analysis 20

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs

Selected IT Services/Software Precedent Transactions

(US$ in millions)

INVESTMENT BANKING DIVISION

Date Announced	Acquiror	Target	Status	% Stake	Equity Valuation (mm) (1)	Enterprise Valuation (mm) (1)	Enterprise Value Multiples Sales LTM	Enterprise Value Multiples EBITDA LTM
Jul-2012	SAIC Inc	MaxIT Healthcare LLC	Completed	100%	$ 493.0	$ 493.0	NA	NA
May-2012	CGI Holdings Europe Ltd	Logica Plc.	Completed	100%	$ 2,589.8	$ 3,085.2	0.5 x	7.0 x
Mar-2012	NEC Corp.	Convergys Corp's Information Management business	Completed	100%	$ 450.0	$ 450.0	NA	NA
Apr-2011	Apax Partners LP	Activant Solutions Inc	Completed	100%	$ 972.5	$ 890.0	2.4 x	7.9 x
Jan-2011	Investor Group	Patni Computer Systems Ltd	Completed	63%	$ 1,501.9	$ 1,150.3	1.6 x	8.2 x
Sep-2009	Adobe Systems Inc	Omniture Inc	Completed	100%	$ 1,721.3	$ 1,619.2	4.8 x	NM
Jul-2008	BAE Systems(Holdings)Ltd	Detica Group PLC	Completed	100%	$ 1,048.2	$ 1,070.3	2.6 x	17.4 x
Jul-2007	Steria SA	Xansa PLC	Completed	100%	$ 939.5	$ 961.7	1.3 x	16.2 x
Jul-2007	IIM Acquisition Corp	CompuCom Systems Inc	Completed	100%	NA	$ 628.0	NM	NM
Apr-2007	Computer Sciences Corp	Covansys Corp	Completed	100%	$ 1,274.0	$ 1,147.3	2.5 x	17.2 x
Feb-2007	Caritor	Keane	Completed	100%	$ 845.3	$ 807.9	0.9 x	9.2 x

After AsiaInfo / Linkage Merger Median of LTM EV/EBITDA = 7.9x

Source: Thomson, CapIQ, publicly available data as of May 8, 2013
Note: Only includes cash transactions
[1] Local currency values converted to USD based on foreign exchange rates on the respective transaction announcement date

Financial Analysis 21

CONFIDENTIAL – PRELIMINARY DRAFT Selected U.S. Take Private Precedent Transactions 2008 – 2013YTD Average Acquisition Premium¹ 40.7% 25.5% 24.6% 22.8% 18 .9% 17.9% 2008 2009 2010 2011 2012 2013YTD Number in Selected 7 5 10 19 13 4 Sample Source: SDC Thomson, Dealogic Note: Only includes cash transactions, 2013YTD as of May 8, 2013 ¹ Premium is relative to target share price 1 day prior to announcement for deals with U.S. targets valued at US$250 – 1,000 million Financial Analysis 22

Appendix A: Illustrative Weighted Average Cost of Capital Calculation

CONFIDENTIAL – PRELIMINARY DRAFT Aurora’s WACC Calculation Overview of WACC Calculation WACC Calculation D C E WACC Kd 1 t Yc 1 t Ke L L L Cost of Debt Cost of Equity Ke Rf ?e ERP) Pre-tax Cost of debt 3.50% Risk Free Rate 2.52% D Kd = Pre-tax cost of debt = Debt percentage in target capital structure Marginal Tax rate 15% Risk Premium 6.70% L C Cost of Debt*(1-t) 3.0% Beta 1.72 = Permanent excess cash percentage in target capital Yc = Pre-tax yield on free cash structure Cost of Equity (Ke) 14.0% L E Cost of Excess Cash WACC Ke = Cost of Equity = Equity percentage in target capital structure L Yield on free cash 1.0% Debt as % of L 0% t = Tax rate Rf = Risk-free rate Marginal Tax rate 15% Excess cash as % of L 25% Cost of Excess Cash*(1-t) 0.9% Equity % of L 125% L = Levered value (Equity + Debt – Cash) at ? e = Equity beta WACC 17.3% market value ERP = Equity risk premium Assumptions WACC Sensitivity Analysis 1 Target D/L 0% Management Projection Capital Excess Cash as % of Levered Capital Structure C/L 25% At steady state, company is optimally run with 25% excess cash as % of levered value E/L 125% 0.17 20.0% 22.5% 25.0% 27.5% 30.0% Cost of Rf 2.52% 30 year US government bond maturing in 20 1.32 13.4% 13.7% 13.9% 14.2% 14.5% Equity years (as of May 8, 2013) ?e 1.72 Median of the beta for Pactera (Nasdaq: PACT) 1.52 15.0% 15.3% 15.6% 15.9% 16.2% and iSoftStone (NYSE:ISS) Beta 1.72 16.6% 17.0% 17.3% 17.6% 17.9% ERP 6.70% Ibbotson’s US equity risk premium from 1926-2012 1.92 18.2% 18.6% 19.0% 19.3% 19.7% Others Yc 1% Management Projection 2.12 19.8% 20.2% 20.6% 21.0% 21.4% t 15% Management Projection 1 Uses the range of the comps (PACT and ISS) for the beta range of WACC sensitivity analysis; Aurora’s beta has been affected since the announcement of non binding proposal by Caesar on January 20, 2012 Sources: Ibbotson Associates, Axioma and latest publicly available financial statements Illustrative Weighted Average Cost of Capital Calculation 24

CONFIDENTIAL – PRELIMINARY DRAFT

INVESTMENT BANKING DIVISION

Historical Two-Year Weekly Beta

Since 2011


3.00
2.50
2.00
1.50
1.00
0.50
0.00
Spot Beta
Jan-11
Mar-11
May-11
Jul-11
Sep-11
Nov-11
Jan-12
Mar-12
May-12
Jul-12
Sep-12
Nov-12
Jan-13
Mar-13
May-13
2.3
2.0
1.4
1/20/2012
Aurora announced non-binding proposal by Caesar
8/10/2012
Merger between VanceInfo and HiSoft announced
11/9/2012
VanceInfo and HiSoft announced completion of merger. Merged entity renamed Pactera
Weekly from Jan-07-2011 to May-08-2013
Aurora
Pactera (HiSoft)
iSoftStone

Source: Axioma

Note: Beta is calculated against Russell 3000 Index. iSoftStone was listed in December 2010. HiSoft (now known as Pactera) was listed in June 2010. Merger between VanceInfo and HiSoft was announced in August 2012 and completed in November 2012. VanceInfo shares have been cancelled in exchange for Pactera shares. The merged entity was subsequently renamed Pactera in November 2012

Illustrative Weighted Average Cost of Capital Calculation

25

CONFIDENTIAL – PRELIMINARY DRAFT Project Aurora Supplementary Special Committee Discussion Material Strictly Private and Confidential Goldman Sachs (Asia) LLC May 2013

CONFIDENTIAL – PRELIMINARY DRAFT Disclaimer Goldman Sach (Asia) L.L.C. (“GS”) has prepared and provided these materials and GS’s related presentation (the “Confidential Information”) solely for the information and assistance of the Special Committee of the Board of Directors (the “Special Committee”) of Aurora (the “Company”) in connection with its consideration of the matters referred to herein. Without GS’s prior written consent, the Confidential Information may not be circulated or referred to publicly, disclosed to or relied upon by any other person, or used or relied upon for any other purpose. Notwithstanding anything herein to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without GS imposing any limitation of any kind. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company, the Board and/or any committee thereof, on the one hand, and GS, on the other hand. GS and its affiliates are engaged in investment banking, commercial banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, GS and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction for their own account and for the accounts of their customers. The Confidential Information has been prepared and based on information obtained by GS from publicly available sources, the Company’s management and/or other sources. In preparing the Confidential Information, GS has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by GS, and GS does not assume any liability for any such information discussed with or reviewed by GS. GS has assumed that all forecasts provided to, discussed with or reviewed by GS have been reasonably prepared and reflect the best currently available estimates and judgments of the Company. GS does not provide accounting, tax, legal or regulatory advice. GS’s role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and GS does not assume responsibility if future results are materially different from those forecast. GS has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any other person and has no obligation to evaluate the solvency of the Company or any person under any law. The analyses in the Confidential Information are not appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any strategic alternative referred to herein as compared to any other alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to GS as of, the date of such Confidential Information and GS assumes no responsibility for updating or revising the Confidential Information.

CONFIDENTIAL – PRELIMINARY DRAFT Illustrative Levered Recapitalization and Share Buyback Assumptions Non-GAAP EPS ??Assumes issuance of US$225 mm bank financing loan at the Aurora listed Company level (“HoldCo”) $3.0 1.95 2.17 — Libor + 3.25% interest rate and 2.0% financing fees $2.0 1.63 1.18 1.99 — Assume 5-year amortization rate of $75 mm, $30 mm, $30 mm, $30 $1.0 1.79 1.46 mm and $60 mm 0.97 $0.0 — Holdco debt may be a riskier and less efficient capital structure to 2013E 2014E 2015E 2016E meet debt obligations Base Case Model Levered Recap Model ??Assumes only domestic FCF to be dividended up to HoldCo — Assumes international portion’s operational losses supported by excess onshore cash Leverage (Gross Debt / Non-GAAP EBITDA) — Assumes minimum cash requirements of OpCo to be 25% of total OpCo net revenue $2.0 1.7 x — Assumes PRC withholding tax of 10% and incremental US tax of 15% 1.0 x on HoldCo pre-tax income 0.6 x $1.0 0.4 x ??Utilizes $225 mm proceeds to repurchase public shares via Dutch auction tender offer 0.0 x 0.0 x 0.0 x 0.0 x $0.0 — Assumes illustrative tender offer price equal to $12.00 2013E 2014E 2015E 2016E — Purchase at above criteria is equivalent to ~25% of diluted shares Base Case Model Levered Recap Model outstanding Illustrative PV of 2015E Stock Price Illustrative Future Values per Share1 Illustrative Cost of Equity $17.0 14.61 16.31 13.0% 13.5% 14.0% 14.5% 15.0% $15.0 14.13 $13.0 5.5x $8.29 $8.18 $8.07 $7.97 $7.86 12.25 12.66 ve PF tiple $11.0 11.96 10 .62 6.5x $9.79 $9.67 $9.54 $9.41 $9.29 $9.0 8.98 10.71 $7.0 Illustrati P/E Mul 7.5x $11.30 $11.15 $11.01 $10.86 $10.72 2013E 2014E 2015E 5.5x 6.5x 7.5x Source: Management projections 1 Based on projected EPS multiplied by illustrative P/E multiple. 2

CONFIDENTIAL – PRELIMINARY DRAFT Illustrative Levered Special Dividend Assumptions Non-GAAP EPS ??Assumes issuance of US$225 mm bank financing loan at the Aurora listed $3.0 Company level (“HoldCo”) 1.79 2.00 $2.0 1.46 — Libor + 3.25% interest rate and 2.0% financing fees 1.18 $1.0 1.46 1.63 — Assume 5-year amortization rate of $75 mm, $30 mm, $30 mm, $30 1.23 mm and $60 mm $0.0 0.72 2013E 2014E 2015E 2016E — Holdco debt may be a riskier and less efficient capital structure to meet debt obligations Base Case Model Levered Special Dividend Model ??Assumes only domestic FCF to be dividended up to HoldCo — Assumes international portion’s operational losses supported by excess onshore cash Leverage (Gross Debt / Non-GAAP EBITDA) — Assumes minimum cash requirements of OpCo to be 25% of total OpCo net revenue $2.0 1.7 x — Assumes PRC withholding tax of 10% and incremental US tax of 15% 1.0 x on HoldCo pre-tax income $1.0 0.6 x ??Utilizes $225 mm proceeds to declare one-time special dividend of 0.4 x ~$ 3.02/share to existing shareholders 0.0 x 0.0 x 0.0 x 0.0 x — Assumes 74.6 mm diluted shares outstanding $0.0 2013E 2014E 2015E 2016E — Depending on where the shareholder resides, this dividend may be subject to additional withholding tax Base Case Model Levered Special Dividend Model Illustrative PV of 2015E Stock Price (Incl. $225 mm Dividend) Illustrative Future Values per Share (Excl. $225 mm Dividend)1 Illustrative Cost of Equity 13.0% 13.5% 14.0% 14.5% 15.0% $13.0 10.96 12.24 $11.0 5.5x $9.24 $9.15 $9.07 $8.99 $8.92 10.60 ve PF tiple $9.0 9.19 9.50 8.97 7.97 6.5x $10.37 $10.27 $10.17 $10.08 $9.99 $7.0 8.04 6.74 P/E Mul $5.0 Illustrati 7.5x $11.50 $11.38 $11.28 $11.17 $11.06 2013E 2014E 2015E 5.5x 6.5x 7.5x Source: Management projections 1 Based on projected EPS multiplied by illustrative P/E multiple 3

CONFIDENTIAL – PRELIMINARY DRAFT

Goldman Sachs

Illustrative Unlevered Special Dividend

INVESTMENT BANKING DIVISION

Assumptions

- Assumes $100 mm one-time special dividend to be dividended up to HoldCo using existing onshore cash
  - Reflects slight reduction in EPS from reduced interest income
  - Assumes PRC withholding tax of 10% and incremental US tax of 15% of HoldCo pre-tax income
  - Satisfies minimum cash requirement assumption of OpCo to be 25% of total OpCo net revenue
- Utilizes after-tax proceeds of special dividend to distribute ~$1.01 per share in cash to existing HoldCo shareholders
  - Assumes 74.6 mm diluted shares outstanding
  - Depending on where the shareholder resides, this dividend may be subject to additional withholding tax
- Assumes no additional leverage or gross debt

Non-GAAP EPS



$3.0
$2.0
$1.0
$0.0
1.18
1.17
1.46
1.44
1.79
1.78
2.00
1.98
2013E
2014E
2015E
2016E
Base Case Model
Unlevered Special Dividend Model

Total Implied Per Share Value

Illustrative PF P/E Multiple	Implied Per Share Value[1]	+ Special Dividend	= Total Implied Per Share Value
5.5 x	$6.44	$ 1.01	$ 7.44
6.5 x	$ 7.61	$ 1.01	$8.61
7.5 x	$ 8.78	$ 1.01	$ 9.78

Source: Management projections.

[1] The implied per share value is based on 2013E non-GAAP EPS of $1.17 from the unlevered special dividend model and forward trading range of 5.5x to 7.5x for Chinese peers

4